Filed Pursuant to Rule 424(b)(3)

File No. 333-269889

CBRE Global Real Estate Income Fund

(NYSE: IGR)

(the “Fund”)

Supplement Dated August 22, 2024

to the Fund’s Prospectus and Statement of Additional Information (“SAI”), each
Dated February 21, 2023, as supplemented from time to time

Effective July 31, 2024, Peter Finnerty was appointed to the Board of Trustees of the Fund (the “Board”), as well as the Board’s Audit Committee and Nominating Committee. He also has been designated as an Audit Committee Financial Expert for the Fund. Mr. Finnerty is considered to be independent, which means that he is not an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940.

Because Mr. Finnerty is new to the Board, he did not receive any compensation related to his service as a Trustee prior to July 31, 2024 and he did not beneficially own any shares of the Fund as of that date.

Mr. Finnerty’s biographical information is as follows:

Name (Year of Birth)	Position(s) Held with the Trust	Principal Occupation(s) During the Past 5 Years	Other Directorships Held During the Past 5 Years
Peter Finnerty (1963)	Trustee/Audit Committee Financial Expert	Partner, PwC (1996 – 2024)	Lincoln Variable Insurance Products Trust (123 portfolios) (since 2024)

In addition, the Fund’s principal business address has changed to 555 East Lancaster Avenue, Suite 120, Radnor, Pennsylvania 19087.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE